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                                                                    Exhibit 10-p

                                October 31, 1997


William P. Madar
13515 Shaker Boulevard
Apartment 5-B
Cleveland, OH 44120


Dear Bill:

This will confirm our understanding regarding the terms under which you will provide consulting services to Nordson Corporation (the "Company"), commencing on November 3, 1997 and ending October 31, 1999. These are as follows:

At the request of the CEO of the Company, you will provide consulting and advisory services to the Company as an independent contractor.

For your services the Company will pay you $25,000 per quarter for up to 9 days of consultation per quarter. You will be reimbursed for reasonable and necessary expenses incurred in carrying out the above services through the Company reimbursement process. The Company will also pay your membership dues and fees for the Union Club and the Pepper Pike Club during the term of this agreement.

This letter constitutes the entire agreement between us relating to your provision of consulting services to the Company. It does not in any way modify the Employment Agreement between us dated January 30, 1986, the Amendment to Employment Agreement dated March 10, 1993, or any of your retirement benefits thereunder.

If you agree to the foregoing terms and conditions, please so indicate by signing and dating both copies of this letter and return one copy to me.

                                                Very truly yours,
                                                NORDSON CORPORATION

                                                /s/ Edward P. Campbell
                                                ----------------------

                                                Edward P. Campbell
ACCEPTED & AGREED:


By: /s/ W. P. Madar                             Date: October 31, 1997
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